Exhibit 2.2

Execution Version

AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT TO BUSINESS COMBINATION AGREEMENT, dated as of March 7, 2022 (this “Amendment”), is entered into by and among by and among (i) Far Peak Acquisition Corporation, a Cayman Islands exempted company (together with its successors, “Purchaser”), (ii) Bullish, a Cayman Islands exempted company (“Pubco”), (iii) BMC1, a Cayman Islands exempted company and a direct wholly owned subsidiary of Pubco (“Merger Sub 1”), (iv) BMC2, a Cayman Islands exempted company and a direct wholly owned subsidiary of Pubco (“Merger Sub 2”, and together with Merger Sub 1 the “Merger Subs”) and (v) Bullish Global, a Cayman Islands exempted company (the “Company”). Purchaser, Pubco, Merger Sub 1, Merger Sub 2 and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Capitalized terms used and not defined herein shall have the meanings given to such terms in that certain Business Combination Agreement, dated as of July 8, 2021, entered into by the Parties (the “BCA”).

WHEREAS, the Parties previously entered into the BCA;

WHEREAS, the Parties desire to extend the Outside Date; and

WHEREAS, in connection with the foregoing, the Parties desire to amend the BCA as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.    Amendment of Section 8.1(b) of the BCA. Section 8.1(b) of the BCA is hereby deleted in its entirety and replaced with the following:

“(b)    by written notice by Purchaser or the Company if any of the conditions to the Initial Closing set forth in Article VII have not been satisfied or waived by May 9, 2022 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, Pubco or the Merger Subs) of any representation, warranty, covenant or obligation under this Agreement was the proximate cause of, or proximately resulted in, the failure of the Initial Closing to occur on or before the Outside Date;”

2.    No Other Modification. Except to the extent specifically amended herein or supplemented hereby, the BCA remains unchanged and in full force and effect, and this Amendment will be governed by and subject to the terms of the BCA, as amended by this Amendment. From and after the date of this Amendment, each reference in the BCA to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the BCA in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the BCA, as amended by this Amendment, whether or not this Amendment is expressly referenced.

3.    Other Terms. The provisions of Article X of the BCA are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the Parties hereto, mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

Purchaser:

FAR PEAK ACQUISITION CORPORATION

By:	/s/ Thomas Farley
Name:	Thomas Farley
Title:	CEO

Pubco:

BULLISH

By:	/s/ Brendan Blumer
Name:	Brendan Blumer
Title:	Director

Merger Sub 1:

BMC1

By:	/s/ Andrew Bliss
Name:	Andrew Bliss
Title:	Director

Merger Sub 2:

BMC2

By:	/s/ Andrew Bliss
Name:	Andrew Bliss
Title:	Director

[Signature Page to Amendment to Business Combination Agreement]

The Company:

BULLISH GLOBAL

By:	/s/ Stephen Ellis
Name:	Stephen Ellis
Title:	Authorized Signatory

[Signature Page to Amendment to Business Combination Agreement]